Exhibit 3.1.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:27 AM 07/12/2012
FILED 11:27 AM 07/12/2012
SRV 120829069 - 5182716 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•             First: The name of this Corporation is TRAC Intermodal Corp.                                                                                      .

•             Second: Its registered office in the State of Delaware is to located at          2711 Centerville Road                Street, in the City of Wilmington               County of New Castle              Zip Code 19808          . The registered agent in charge thereof is Corporation Service Company                                                                                                                              .

•             Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•             Fourth: The amount of the total stock of this corporation is authorized to issue is 1,000             shares (number of authorized shares) with a par value of 0.0100000000               per share.

•             Fifth: The name and mailing address of the incorporator are as follows:

Name Gregg F. Carpene

Mailing Address 211 College Road East

Princeton, NJ                               Zip Code 08540

•             I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 12th       day of July           , A.D. 2012         .

BY:	/s/ Gregg F. Carpene
(Incorporator)

NAME:	Gregg F. Carpene
(type or print)